EXHIBIT 15.1

Letter Re Unaudited Interim Financial Information

August 12, 2005

Cytori Therapeutics, Inc.

6740 Top Gun Street

San Diego, CA  92121

Re:  Registration Statement No. 333-82074 and No. 333-122691

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated August 12, 2005 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

San Diego, California